As filed:   June 11, 1999          Registration Statement No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-3
            Registration Statement under the Securities Act of 1933
                                ---------------

                                FX ENERGY, INC.
              ----------------------------------------------------
             (exact name of registrant as specified in its charter)

              NEVADA                               87-0504461
 --------------------------------------         -------------------
(state or jurisdiction of incorporation          (I.R.S. employer
        or organization)                        identification no.)

           3006 HIGHLAND DRIVE, SUITE 206, SALT LAKE CITY, UTAH 84106
   --------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  DAVID N. PIERCE, 3006 HIGHLAND DRIVE, SUITE 206, SALT LAKE CITY, UTAH 84106
                                 (801) 486-5555
  ----------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPY TO:

                                 James R. Kruse

                         KRUSE, LANDA & MAYCOCK, L.L.C.
                         50 West Broadway, Eighth Floor
                          Salt Lake City, Utah  84101
           Telephone:  (801) 531-7090    Telecopy:    (801) 531-7091
                           e-mail: jkruse@klmlaw.com
                                ---------------
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ] If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.                                 x
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                           ...[ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                  ...[ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, check
the following box.                                                         [ ]
[CAPTION]

                        CALCULATION OF REGISTRATION FEE
                                        PROPOSED   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF                  MAXIMUM        AGGREGATE     AMOUNT OF
   SECURITIES TO BE    AMOUNT TO BE  OFFERING PRICE    OFFERING    REGISTRATION
      REGISTERED        REGISTERED    PER UNIT(1)      PRICE(2)         FEE
--------------------   ------------  -------------- -------------- ------------
Debt Securities (3)
Preferred Stock, par
 value $0.001 per
 share (4)(5)
Depositary Shares (5)       (6)           (6)             (6)           (6)
Common Stock, par value
 $0.001 per share, and
 related Purchase
 Rights (7)
Warrants (8)
Guarantees of Debt
 Securities (9)

   Total               100,000,000          100%   $100,000,000      $27,800
                       (10)                        (10)

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



(1) The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2) The proposed maximum aggregate offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) Subject to note (10) below, there is being registered hereunder an indeterminate principal amount of Debt Securities. If any Debt Securities are issued at an original issue discount, then the offering price shall be in the greater principal amount as shall result in an aggregate initial offering price not to exceed $100,000,000 less the dollar amount of any securities previously issued hereunder.

(4) Subject to note (10) below, there is being registered hereunder an indeterminate number of shares of Preferred Stock as may be sold, from time to time, by the registrant.

(5) Subject to note (10) below, there is being registered hereunder an indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. If the registrant elects to offer to the public fractional interests in shares of Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing the fractional interests and the shares of Preferred Stock will be issued to the depositary under the Deposit Agreement.

(6)  Not applicable pursuant to General Instruction II.D. of Form S-3.

(7) Subject to note (10) below, there is being registered hereunder an indeterminate number of shares of Common Stock as may be sold, from time to time, by the registrant. Preferred stock purchase rights are evidenced by certificates for shares of the Common Stock and automatically trade with the Common Stock. Value attributable to such preferred stock purchase rights, if any, is reflected in the market price of the Common Stock. There is also being registered hereunder an indeterminate number of shares of Common Stock as shall be issuable upon conversion or redemption of Preferred Stock or Debt Securities registered hereunder.

(8) Subject to note (10) below, there is being registered hereunder an indeterminate amount and number of Warrants, representing rights to purchase Debt Securities, Preferred Stock, or Common Stock registered hereunder.

(9) Subject to (10) below, there is being registered hereunder an indeterminate principal amount of Guarantees of Debt Securities.

(10) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $100,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The aggregate amount of Common Stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE REGISTRANT MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION                                      DATED JUNE 11, 1999

                                   PROSPECTUS

                                FX ENERGY, INC.

                                  $100,000,000

                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                    WARRANTS
                         GUARANTEES OF DEBT SECURITIES

      FX Energy, Inc. may offer and sell from time to time in one or more classes or series and in amounts, at prices and on terms that FX Energy will determine at the time of the offering, with an aggregate initial offering price of up to $100,000,000:

     - debt securities;

     - common stock;

     - preferred stock;

     - depositary shares relating to preferred stock of FX Energy;

     - warrants to purchase debt securities, common stock or preferred stock;
       and

     - guarantees of the payment of debt securities issued by one or more subsidiaries of FX Energy, Inc.

     FX Energy will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    This prospectus is dated June 11, 1999.


                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that FX Energy filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, FX Energy may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities FX Energy may offer. Each time FX Energy sells securities, FX Energy will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                 SPECIAL NOTE ABOUT FORWARD-LOOKING INFORMATION

     This prospectus and the information incorporated by reference contain statements about the future, sometimes referred to as "forward-looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "will," "should," "expect," "anticipate," "estimate," "project," "propose," "plan," "intend" and similar words and expressions. Statements that describe FX Energy's future strategic plans, goals or objectives are also forward-looking statements. Any forward-looking statements, including those regarding FX Energy or its management's current beliefs, expectations, anticipations, estimations, projections, proposals, plans or intentions, are not guarantees of future performance or results or events and involve risks and uncertainties, such as those included in the applicable prospectus supplement under the caption, "Risk Factors", and the following:

     - The future results of drilling individual wells and other exploration and development activities;
     - Future events that may result in the need for additional capital;
     - Fluctuations in prices for oil and gas;
     - Uncertainties of certain terms to be determined in the future relating to FX Energy's oil, gas and mining interests, including exploitation fees, royalty rates and other matters;
     - Future drilling and other exploration schedules and sequences for various wells and other activities;
     - Uncertainties regarding future political, economic, regulatory, fiscal, taxation and other policies in Poland;
     - The future ability of FX Energy to attract strategic partners to share the costs of exploration, exploitation, development and acquisition activities; and
     - Future plans and the financial and technical resources of strategic partners.

     The forward-looking statements are based on present circumstances and on FX Energy's predictions about events that have not occurred, which may not occur or which may occur with different consequences and timing than those now assumed or anticipated. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including the risk factors discussed below. The cautionary statements are intended to be applicable to all related forward-looking statements wherever they appear in this prospectus or in information incorporated by reference. FX Energy assumes no obligation to update such forward-looking statements or to update reasons that actual results could differ materially from those anticipated in such forward-looking statements.


                                    SUMMARY

FX ENERGY

      FX Energy is an independent oil and gas exploration, development and production company, currently focused on oil and gas opportunities in the Republic of Poland. FX Energy has acquired multiple high potential exploration opportunities on large acreage blocks in Poland. As of June 1, 1999, FX Energy was the largest foreign oil and gas exploration acreage holder in Poland, in terms of both gross and net acres, with exploration rights covering approximately 15.8 million gross acres, including 11.5 million gross acres controlled by FX Energy and Apache Corporation, options covering 3.4 million gross acres controlled by the Polish Oil and Gas Company ("POGC") and 0.9 million gross acres controlled solely by FX Energy. FX Energy has strategic alliances with Apache Corporation and POGC to explore for oil and gas, capitalize on development opportunities, gain access to geological and geophysical data, obtain project financing and conduct other activities in Poland.

      FX Energy is currently focusing its oil and gas exploration program in the Lublin, Carpathian, Pomeranian, Warsaw West and Baltic project areas in Poland. FX Energy has exploratory agreements with Apache covering all of Poland, except FX Energy's Baltic Project Area, and with POGC covering the Lublin, Carpathian, and Pomeranian project areas.

      FX Energy intends to continue to concentrate its activities in Poland because of its:

     - significant oil and gas potential from geologically diverse hydrocarbon provinces;
     - rapidly growing free market economy and competitive regulatory environment;
     - relatively modern industrial infrastructure, including drilling and service companies, pipelines, refineries and railroads;
       dependence on imports for approximately 98% and 60% of its oil and gas consumption, respectively; and
     - internationally competitive fiscal regime regarding the development of oil and gas resources, including a current 6% government royalty and an exploitation license fee with no back-end governmental participation.

BUSINESS STRATEGY

     The principal components of FX Energy's strategy are:

     - develop and expand strategic alliances with Apache, POGC and others to obtain significant financial and operational assistance and to enhance
       FX Energy's ability to pursue additional opportunities in Poland;
     - create a program of lower risk appraisal and development opportunities to balance against its ongoing high potential exploration program on its large acreage position in Poland by:
       = seeking acquisitions of proved reserves that are currently producing or can be placed into production through the investment in production infrastructure and the implementation of a long-term exploitation program;
       = pursuing lower risk appraisal and development drilling opportunities in Poland by acquiring interests in or near areas containing proven reserves or in areas in which FX Energy believes modern drilling and production techniques will result in commercially producing wells; and
       =  advancing the high potential exploration program, now principally the primary responsibility of Apache, on the large project areas in which FX Energy already holds exploration rights.

PRINCIPAL CURRENT ACTIVITIES

     FX Energy is implementing its strategy through the following current activities:

     - Lachowice Field Development. In June 1999, FX Energy and Apache began a program to test and recomplete up to three existing wells initially determined by POGC to contain hydrocarbons, and if warranted, to commence additional developmental drilling and construction of production facilities in order to initiate production in 2000.
     - Possible Proved Reserve Opportunities. FX Energy and Apache are reviewing data from existing POGC fields with proved reserves that may be suitable for possible joint acquisition, the installation of production infrastructure and the implementation of a long-term exploitation program.
     - New Appraisal/Development Projects. Based on a review of data provided by POGC, FX Energy and Apache intend to propose to POGC possible joint development and production operations, under arrangements similar to the Lachowice model, on several existing POGC discoveries, shut-in fields and under-developed properties in Poland.
     - Ongoing Exploration Program. FX Energy and Apache will continue their ongoing exploration program this year in Poland. Apache has committed to spud five more wells this year and to pay FX Energy's share of costs. POGC is expected to join in this program for up to a one-third interest. In addition, FX Energy and Apache will acquire new seismic in the Lublin and Carpathian project areas and will reprocess existing POGC seismic in their other project areas to prepare for the continuation of their exploration program in 2000 and 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

     FX Energy files annual, quarterly and special reports, proxy statements and other information with the SEC. FX Energy's SEC filings are available to the public over the Internet at the SEC's web site at http:// www.sec.gov. You may also read and copy any document FX Energy files with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. FX Energy's filings with the SEC are also available at the office of the Nasdaq Stock Market, 1735 "K" Street, N.W., Washington, D.C. 20006.

     The SEC allows FX Energy to "incorporate by reference" the information FX Energy files with them, which means that FX Energy can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that FX Energy files later with the SEC will automatically update and supersede this information. FX Energy incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until FX Energy sells all of the securities.

     (1)  Annual Report on Form 10-K for the year ended December 31, 1998;
     (2) Current reports on Form 8-K reporting events of February 16, March 2, May 18, and June 10, 1999;
     (3) Quarterly report on Form 10-Q for the quarter ended March 31, 1999, as amended May 18 and May 27, 1999; and
     (4) Proxy Statement relating to the FX Energy 1999 annual stockholders' meeting.

     You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning FX Energy at the following address: FX Energy, Inc. 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106;
Attention: Scott J. Duncan, telephone (801) 486-5555, facsimile (801) 486-5575, e-mail scottduncan@fxenergy.com.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. FX Energy has not authorized anyone else to provide you with different information. FX Energy is only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                                USE OF PROCEEDS

      Unless FX Energy specifies otherwise in the applicable prospectus supplement, the net proceeds from the sale of offered securities will be used for general corporate purposes, which may include:

     - funding expenditures, including paying for exploration, development and acquisitions;
     -    providing working capital;
     -    redeeming or repurchasing securities of FX Energy or any subsidiary;
          and/or
     -    repaying debt;

  FX Energy may temporarily invest the net proceeds FX Energy receives from any offering of securities or use the net proceeds to repay short-term debt until FX Energy can use them for their stated purposes.


                    RATIOS OF EARNINGS TO FIXED CHARGES AND
            EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     FX Energy's consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for each of the periods indicated are as follows:

                                                                   THREE
                                                                  MONTHS
                                                                   ENDED
                              YEAR ENDED DECEMBER 31,            MARCH 31,
                      --------------------------------------    ----------
                      1994    1995    1996    1997    1998        1999
                      ----    ----    ----    ----    ----        ----
Ratio of earnings to
 fixed charges (a)     (5)     (6)    (15)     (44)     N/A        N/A
Ratio of earnings to
 fixed charges  and
 preferred stock
 dividends (b)       (5)(a)  (5)(a)  (15)(b)  (44)(b)  N/A(b)     N/A(b)



 (a) The ratio indicates a less than one-to-one coverage because the earnings were inadequate to cover the fixed charges for the period. FX Energy's historical earnings for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 were insufficient to cover FX Energy's fixed charges. The amounts of the deficiencies were $778,000, $2.0 million, $4.6 million and $3.5 million in 1994, 1995, 1996 and 1997, respectively for the ratio of earnings to fixed charges and to fixed charges and preferred stock dividends. FX Energy had no long-term debt or fixed charges during 1998 or during the three months ended March 31, 1999. These ratios are based on continuing operations. "Earnings" is determined by adding:

        -  income before income taxes, and
        -  fixed charges, net of interest capitalized.

     "Fixed charges" consist of interest (whether expensed or capitalized) and that portion of rentals considered to be representative of the interest factor. "Fixed charges and preferred stock dividends" represent fixed charges (as described above) and preferred stock dividend requirements of FX Energy.

(b)  No Preferred Stock outstanding.


                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be issued under an indenture between FX Energy and a trustee chosen by FX Energy. The trustee for each series of debt securities will be identified in the applicable prospectus supplement.

     The following description highlights the general terms and provisions of the debt securities. The summary is not complete. When debt securities are offered in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply.

     The form of the indenture has been filed as an exhibit to the registration statement, and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meanings specified in the indenture.

GENERAL

     Any debt securities FX Energy offers will be FX Energy's direct, unsecured general obligation. The debt securities will be either senior debt securities or subordinated debt securities. The senior debt securities will rank equally with all of FX Energy's other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of FX Energy's Senior Indebtedness as designated by FX Energy's board of directors or in a supplemental indenture.

     The indenture does not limit the aggregate principal amount of debt securities that can be issued. The debt securities may be issued in one or more series as may be authorized from time to time by FX Energy.

     A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - title of the debt securities;
     - total principal amount of the debt securities;
     - the dates on which the principal and premium, if any, of the debt securities will be payable;
     - the interest rate (or method of determining the rate) which the debt securities will bear and the interest payment dates for the debt securities;
     - the place where FX Energy will pay (or the method of payment of) principal, premium and interest on the debt securities;
     - any optional redemption periods and prices;
     - whether FX Energy will issue the debt securities in registered or bearer form;

     - any special provisions relating to bearer securities or global securities representing individual bearer securities;
     - any sinking fund or other provisions that would obligate FX Energy to repurchase or otherwise redeem the debt securities;
     - any rights of the holders of the debt securities to convert or exchange the debt securities into or for other securities or property and the terms and conditions of the conversion or exchange;
     - denominations in which FX Energy will issue the debt securities, if other than $1,000 and any integral multiple thereof;
     - manner in which FX Energy will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index or based on a formula;
     - if prior to maturity the actual principal amount of the debt securities payable at maturity is not determinable, the manner in which FX Energy will determine the deemed principal amount of the debt securities payable at maturity;
     - any changes or additions to the defeasance or discharge provisions;
     - the currency in which FX Energy will pay principal, premium and interest on the debt securities if other than the United States dollar;
     - if other than the entire principal amount, the portion of the principal amount of the debt securities payable if the maturity of the debt securities is accelerated, or provable in bankruptcy;
     - any provisions relating to any security provided for the debt securities;
     - any change in or addition to the events of default;
     - whether FX Energy will issue the debt securities in the form of global securities and the terms and conditions of the global securities;
     - any trustees, authenticating or paying agents, transfer agents or registrars with respect to the debt securities;
     - the creation of or any change or addition to the covenants or definitions relating to the sale or conveyance of assets by FX Energy or to the provisions relating to the consolidation or merger of FX Energy;

     - the terms of any guaranty of the debt securities;
     - any subordination provisions relating to the debt securities;
     - the dates for certain required reports to the trustee relating to debt securities which do not bear interest; and
     - any other terms of the debt securities.

     FX Energy may issue debt securities at a discount below their stated principal amount. Even if FX Energy does not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. FX Energy will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount. FX Energy will also describe in a prospectus supplement the special United States federal income tax considerations or other restrictions or terms applicable to debt securities issuable in bearer form, offered exclusively to foreigners or denominated in a foreign currency.

DENOMINATIONS, REGISTRATION, TRANSFER AND PAYMENT

     FX Energy may issue the debt securities in registered form without coupons, in bearer form with or without coupons or in the form of one or more global securities, as described below under the heading "Global Securities." Unless specified by FX Energy otherwise in the prospectus supplement, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple of $1,000. Global securities will be issued in a denomination equal to the total principal amount of outstanding debt securities of the series represented by the global security. The denomination of debt securities denominated in a foreign or composite currency will be described in a prospectus supplement. If debt securities are issuable as bearer securities, certain special limitations and considerations, which will be described in a prospectus supplement, will apply.

     You may present registered securities for exchange or transfer at the corporate trust office of the trustee or at any other office or agency maintained by FX Energy for such purpose, without payment of any service charge except for any tax or governmental charge. Bearer securities will be transferable only by delivery. FX Energy will describe the specific terms for the exchange of bearer securities in a prospectus supplement.

     FX Energy will pay principal and any premium and interest on registered securities at the corporate trust office of the trustee or at any other office or agency maintained by FX Energy for such purpose. FX Energy may choose to make any interest payment on a registered security:

     - by check mailed to the address of the holder as such address shall appear in the register; or
     - if provided in the prospectus supplement, by wire transfer to an account maintained by the holder as specified in the register.

FX Energy will make interest payments to the person in whose name the debt security is registered at the close of business on the day specified by FX Energy.

     FX Energy will make no payment of principal, premium or interest on bearer securities at any of FX Energy's offices or agencies in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

GLOBAL SECURITIES

     FX Energy may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of such security. FX Energy may issue the global securities in either registered or bearer form and in either temporary or permanent form. FX Energy will deposit global securities with the depositary identified in the prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to certain nominees of the depositary.

     FX Energy will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. FX Energy expects that the following provisions will generally apply to depositary arrangements.

     After FX Energy issues a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary ("participants"). The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If FX Energy offers and sells the debt securities directly or through agents, either FX Energy or FX Energy's agents will designate the accounts. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

     FX Energy and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

     Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee as the registered owner of such global security.

     FX Energy expects that the depositary or its nominee, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's or its nominee's records. FX Energy also expects that payments by participants to owners of beneficial interest in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

     If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by FX Energy within ninety days, FX Energy will issue individual debt securities in exchange for such global security. In addition, FX Energy may at any time in its sole discretion determine not to have any of the debt securities of a series continue to be represented by global securities and, in such event, will issue debt securities of such series in exchange for such global security.

     Neither FX Energy, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Neither FX Energy, the trustee nor any paying agent will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and FX Energy, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

SUBORDINATION

     Debt securities may be subordinated to Senior Indebtedness to the extent set forth in the applicable prospectus supplement. FX Energy currently conducts substantially all its operations through subsidiaries, and subject to the terms of any guaranty that may be entered into in connection with the issuance of a series of debt securities, the holders of debt securities, whether or not subordinated debt securities, will generally have a junior position to the creditors of FX Energy's subsidiaries.

     Under the indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all debt of FX Energy designated as "Senior Indebtedness" as provided below. Upon distribution of FX Energy's assets to FX Energy's creditors or upon the liquidation or dissolution of FX Energy or in bankruptcy or similar proceedings relating to FX Energy or its property, holders of FX Energy's Senior Indebtedness will be entitled to receive payment in full in cash before the holders of the subordinated debt securities can receive any payment with respect to the subordinated debt securities. The indenture also provides that no payment of principal, interest and any premium on the subordinated indebtedness securities may be made in the event:

     - FX Energy fails to pay the principal, interest or any premium on any Senior Indebtedness within any applicable grace period; or
     - any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated.

      Additionally, if any default on the Senior Indebtedness occurs and the maturity of the Senior Indebtedness could be accelerated as a result of such default, then the representatives of the holders of such indebtedness that has been designated as "Designated Senior Indebtedness" may require that FX Energy suspend any payment on the subordinated debt securities for a blockage period of 180 days. Not more than one such blockage period may occur in any consecutive 360-day period.

      Senior Indebtedness means FX Energy's indebtedness that is designated as such by FX Energy's board of directors or in a supplemental indenture at the time that the terms of the subordinated debt are established. The indenture will not limit the amount of Senior Indebtedness that FX Energy may incur.

      By reason of the subordination, in the event of FX Energy's insolvency, FX Energy's creditors who may also be holders of Senior Indebtedness, as well as certain general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     The indenture generally permits a consolidation or merger between FX Energy and another corporation or other entity. It also permits the sale or lease by FX Energy of all or substantially all of FX Energy's property and assets. If this happens, the remaining or acquiring corporation or other entity shall assume all of FX Energy's responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the covenants in the indenture.

     FX Energy is only permitted to consolidate or merge with or into any other entity or sell all or substantially all of FX Energy's assets according to the terms and conditions of the indenture. The remaining or acquiring entity will be substituted for FX Energy in the indenture with the same effect as if it had been an original party to the indenture. Thereafter, the successor entity may exercise FX Energy's rights and powers under the indenture, in FX Energy's name or in its own name. Any act or proceeding required or permitted to be done by FX Energy's board of directors or any of FX Energy's officers may be done by the board or officers of the successor entity. If FX Energy consolidates or merges with or into any other entity or sells all or substantially all of FX Energy's assets, FX Energy shall be released from all FX Energy's liabilities and obligations under the indenture and under the debt securities.

MODIFICATION OF INDENTURE

     FX Energy may modify the indenture, without prior notice to or consent of any holders, for any of the following purposes:

     - to evidence the succession of another person to FX Energy's rights and the assumption by the successor of FX Energy's covenants and obligations in the indenture and the debt securities;
     - to add to the covenants for the benefit of the holders of the debt securities or to surrender any right or power conferred upon FX Energy in the indenture;
     - to add any event of default;
     - to cure any ambiguity, defect or inconsistency, to secure the debt securities, or to make any change that does not adversely affect the rights of any holders;
     - to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act;
     - to add to or change any provision of the indenture to provide that bearer securities may be registrable as to principal, to change or eliminate any restrictions on the payment of principal or premium with respect to registered securities or of principal, premium or interest with respect to bearer securities, or to permit registered securities to be exchanged for bearer securities, so long as any such action does not adversely affect the interests of the holders of debt securities nor permit or facilitate the issuance of debt securities of any series in uncertificated form;
     - to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;
     - in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of Senior Indebtedness under such provisions;
     - to add guarantees for any or all of the debt securities or to secure any or all of the debt securities;
     - to make any change that does not adversely affect the rights of any holder;
     - to add to, change or eliminate any provision of the indenture, so long as any such addition, change or elimination does not either apply to any debt security of any series created prior to the modification that is entitled to the benefit of the provision or modify the rights of the holders of any such debt security with respect to the provision or become effective only when there is no debt security outstanding;
     - to evidence and provide for a successor or other trustee with respect to the debt securities of one or more series and to add to or change any provision of the indenture to provide for or facilitate the administration of the indenture by more than one trustee;
     - to establish the form or terms of debt securities and coupons of any series; and
     - to provide for uncertificated debt securities in addition to or in place of certificated debt securities.

     FX Energy may modify and amend the indenture with the written consent of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments; provided, however, that such modifications may not, without the consent of the holder of each outstanding debt security of each series affected thereby:

     - reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment;
     - reduce the rate of or extend the time for payment of interest on any debt security or coupon or reduce the amount of any payment to be made with respect to any coupon;
     - reduce the principal of or extend the stated maturity of any debt security;
     - reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or shall be redeemed;
     - make any debt security or coupon payable in a currency other than that stated in the debt security;
     - in the case of any subordinated debt security or related coupons, make any change in the subordination provisions of the indenture that adversely affects the rights of any holder under the provisions;
     - release any security that may have been granted with respect to the debt securities;
     - impair the right of a holder of debt securities to receive payment of principal and interest on such holder's debt securities on or after the due dates therefor or to institute suit for the enforcement of or with respect to such holder's debt securities;
     - make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent;
     - change any obligation of FX Energy provided for in the indenture to pay additional interest with respect to bearer securities; or
     - limit the obligation of FX Energy to maintain a paying agency outside the United States for payment on bearer securities or limit the obligation of FX Energy to redeem certain bearer securities.

EVENTS OF DEFAULT

      "Event of Default," with respect to any series of debt securities, means any of the following:

     - failure to pay interest on any debt security of that series for 30 days;
     - failure to pay the principal or any premium on any debt security of that series when due;
     - failure to deposit any sinking fund payment when due;
     - failure to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;
     - failure to perform any other covenant with respect to that series in the indenture that continues for 90 days after being given written notice;
     - certain events in bankruptcy, insolvency or reorganization of FX Energy or a significant subsidiary that has guaranteed the payment of such series of debt securities;
     - the entry of a judgment in excess of $20 million against FX Energy or such significant subsidiary which is not covered by insurance and not discharged, waived or stayed; or
     - any other event of default included in the indenture or any supplemental indenture.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

     If an event of default relating to certain events in bankruptcy, insolvency or reorganization of FX Energy occurs and continues, the entire principal of all the debt securities of all series will be due and payable immediately. If any other event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest or in the making of any sinking fund payment) if it considers such withholding of notice to be in the interests of the holders.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

     No holder of any debt security can institute any action or proceeding with respect to the indenture unless the holder gives written notice of an event of default to the trustee, the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series shall have requested the trustee to institute the action or proceeding and has appropriately indemnified the trustee, and the trustee has failed to institute the action or proceeding within a specified time period.

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

     Discharge.

     With certain exceptions, FX Energy will be discharged from its obligations under the indenture with respect to any series of debt securities either by paying the principal and any premium and interest on all of the outstanding debt securities of such series when due and payable or by delivering to the trustee all outstanding debt securities of such series for cancellation.

     Legal Defeasance.

     FX Energy may be discharged from FX Energy's obligations on the debt securities of any series at any time if FX Energy deposits with the trustee sufficient cash or government obligations to pay the principal and any premium and interest on the debt securities of that series to the stated maturity date or a redemption date for the debt securities of that series. If that happens, payment of the debt securities of such series may not be accelerated because of an event specified as an event of default with respect to such debt securities, and the holders of the debt securities of such series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

     FX Energy may be discharged only if, among other things, FX Energy has delivered to the trustee an opinion of counsel stating that FX Energy has received from the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance.

     Covenant Defeasance.

     FX Energy may omit to comply with certain restrictive covenants contained in the indenture and any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities of any series. FX Energy may omit to comply with such covenants only if, among other things:

     - FX Energy deposits with the trustee sufficient cash or government obligations to pay the principal and any premium and interest on the debt securities of that series to the stated maturity date or a redemption date for the debt securities of that series; and
     - FX Energy delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance.

     Effect of Discharge and Defeasance.

     Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be included without the discharge. Prospective investors are urged to consult their own tax advisors as to the tax consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

THE TRUSTEE

     FX Energy may appoint a separate trustee for any series of debt securities. FX Energy may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business, and the trustee may own debt securities and serve as trustee under FX Energy's other indentures.

GOVERNING LAW

     The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                          DESCRIPTION OF CAPITAL STOCK

     FX Energy is authorized to issue 30,000,000 shares of common stock, $0.001 par value; and 5,000,000 shares of preferred stock (including 500,000 shares of Series A Preferred Stock), $0.001 par value.

COMMON STOCK

     As of June 1, 1999, FX Energy had 14,847,003 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Holders of common stock do not have cumulative voting rights, and therefore, a majority of the outstanding shares voting at a meeting of stockholders is able to elect the entire board of directors, and if they do so, minority stockholders would not be able to elect any members to the board of directors. FX Energy's bylaws provide that a majority of the issued and outstanding shares of FX Energy constitutes a quorum for stockholders' meetings, except with respect to certain matters for which a greater percentage quorum is required by statute.

     Stockholders of FX Energy have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of FX Energy, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities and the payment of any liquidation preferences.

     Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. FX Energy seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends on the common stock in the foreseeable future. In certain cases, common stockholders may not receive dividends, if and when declared by the board of directors, until FX Energy has satisfied its obligations to any preferred stockholders. Certain of FX Energy's debt may restrict the payment of dividends.

     As of June 1, 1999, FX Energy had reserved for issuance on exercise of options and warrants at exercise prices ranging from $1.50 to $10.25 an aggregate of 3,684,239 shares of common stock consisting of 2,599,584 shares issuable on the exercise of outstanding options and warrants with a weighted average exercise price of $4.42 per share, and 1,084,655 shares issuable on the exercise of options previously granted but not yet exercisable at a weighted exercise price of $6.97 per share.

     The board of directors has authority to authorize the offer and sale of additional securities without the vote of or notice to existing shareholders, and it is likely that additional securities will be issued to provide future financing. The issuance of additional securities could dilute the percentage interest and per share book value of existing shareholders, including persons purchasing common stock in this offering.

PREFERRED STOCK

     Under FX Energy's Articles of Incorporation, FX Energy's board of directors is authorized, without shareholder action, to issue preferred stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. Among the specific matters that may be determined by the board of directors are the dividend rate, the redemption price, if any, conversion rights, if any, the amount payable in the event of any voluntary liquidation or dissolution of FX Energy and voting rights, if any. If FX Energy offers preferred stock, the specific designations and rights will be described in the prospectus supplement.

     Series A Preferred Stock

     FX Energy is authorized to issue 500,000 shares of Series A Preferred Stock. Such preferred stock is non-redeemable and subordinate to any other series of FX Energy's Preferred Stock which may at any time be issued (FX Energy currently does not have any Preferred Stock outstanding). The Series A Preferred Stock is authorized for issuance pursuant to the preferred stock purchase rights that trade with the common stock, as described below. Each share of Series A Preferred Stock is entitled to receive, when, as and if declared, a dividend in an amount equal to one hundred times the cash dividend declared on each share of common stock and one hundred times any non-cash dividends declared with respect to each share of common stock, in like kind, other than a dividend payable in shares of common stock. In the event of liquidation, the holder of each share of Series A Preferred Stock shall be entitled to receive a liquidation payment in an amount equal to one hundred times the liquidation payment made per common share of FX Energy. Each share of Series A Preferred Stock has one hundred votes, voting together with the common stock and not as a separate class, unless otherwise required by law or FX Energy's articles of incorporation. In the event of any merger, consolidation or other transaction in which shares of common stock of FX Energy are exchanged, each share of Series A Preferred Stock is entitled to receive one hundred times the amount received per share of common stock of FX Energy.

     Each share of common stock includes one right (a "Right") which entitles the registered holder to purchase from FX Energy one one-hundredth (1/100) of a share of Series A Preferred Stock at an exercise price of $100 per Right, subject to adjustment to prevent dilution. Initially the Rights will not be exercisable, certificates for the Rights will not be issued and, unless and until the Rights become exercisable, they will be transferred with and only with the shares of common stock. The Rights are exercisable on the Separation Date, which will occur on the earlier of (i) ten calendar days following a public announcement that certain persons or groups have acquired 20% or more of the outstanding voting shares of FX Energy, (ii) ten calendar days following the commencement or public announcement of the intent of any person to acquire 20% or more of the outstanding voting shares of FX Energy; or (iii) such later date as may be fixed by the board of directors. Following the Separation Date, certificates representing the Rights will be mailed to holders of record of common stock and thereafter such certificates alone will evidence the rights.
If any person acquires more than 20% of the outstanding common stock or FX Energy engages in certain business combinations, other than pursuant to a tender or exchange offering for all shares of common stock approved by the board of directors, the Rights become exercisable for common stock, in lieu of Series A Preferred Stock, by paying one-half of the exercise price of the Right for a number of shares of common stock of FX Energy having an aggregate market price equal to such exercise price. Any Rights that are or were beneficially owned by a person who has acquired 20% or more of the outstanding common stock will become void.

     FX Energy may redeem the Rights at $.01 per Right at any time until ten business days after public announcement that a person has acquired 20% or more of the outstanding shares of common stock, provided that the redemption is approved by FX Energy's Rights Redemption Committee, a committee consisting of at least three continuing directors, a majority of whom are not employees of FX Energy. The Rights will expire on the tenth anniversary after adoption of the Rights by the board of directors unless earlier redeemed by FX Energy. Unless the Rights have been previously redeemed, all shares of common stock issued by FX Energy will include Rights. As long as the Rights are redeemable, the Rights Redemption Committee, without further shareholder approval may, except with respect to the exercise price or expiration date of the Rights, amend the Rights in any matter that, in the opinion of the board of directors, does not materially adversely affect the interests of holders of the Rights.

CERTAIN ARTICLE AND BYLAW PROVISIONS

     FX Energy's Articles of Incorporation divide the members of the board of directors into three classes of directors, with each class to be as nearly equal in number of directors as possible, serving staggered, three-year terms. FX Energy's Articles of Incorporation also provide that directors may be removed, with or without cause, by a two-thirds majority of the shareholders at a meeting called for that purpose and that any resulting vacancies can be filled by only a vote of a majority of the directors remaining in office.

     FX Energy's bylaws permit stockholders to nominate a person for election as a director or bring other matters before a stockholder meeting only if written notice of such intent is provided to FX Energy at least 30 days prior to the meeting. Such notice of intent to nominate a person for election as a director is required to set forth the same kind of information respecting such nominee as would be required under the proxy rules of the SEC, including the written consent of the nominee to serve as a director, if elected, and the name and address of the stockholder making the nomination as well as the number of shares of stock owned by such stockholder. In the case of other proposed business, the notice must set forth a brief description of each matter proposed, the name and address of the stockholder proposing the matter, the number of shares of stock owned by such stockholder and any material interest of such stockholder in such matter.

     Nevada law provides that a merger or consolidation, sale or similar transaction involving all or substantially all of FX Energy's assets, the issuance of securities having an aggregate value equal to 5% or more of the aggregate market of all outstanding shares of the corporation or the reclassification, recapitalization or similar transaction involving an "interested stockholder" (as defined), within three years after the stockholder became interested, cannot be completed unless such transaction is approved by the board of directors of FX Energy. After the expiration of three years after a person becomes an interested stockholder, a transaction cannot be completed with the interested stockholder unless it is approved by the board of directors or a majority of the outstanding voting power not beneficially owned by the interested stockholder, unless certain "fair price" provisions are met. Such fair price provisions generally require that the amount of cash and the market value of the consideration of the cash to be received per share by all holders of the outstanding common stock of FX Energy not beneficially owned by the interested stockholder be at least equal to the higher of the price per share paid by the interested stockholder or the market value on the date of announcement of the proposed combination. For purposes of these provisions, an interested stockholder is one who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding stock of the corporation.

     The foregoing provisions may tend to deter any potential unfriendly offers or other efforts to obtain control of FX Energy that are not approved by the board of directors and thereby deprive the stockholders of opportunities to sell shares of common stock at prices higher than the prevailing market price. On the other hand, these provisions may tend to assure continuity of management and corporate policies and to induce any person seeking control of FX Energy or a business combination with FX Energy to negotiate on terms acceptable to the then elected board of directors.


                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     FX Energy may, at FX Energy's option, elect to offer fractional shares of serial preferred stock, rather than full shares of serial preferred stock. If FX Energy offers fractional shares, FX Energy will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. FX Energy will specify that fraction in the prospectus supplement.

     The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between FX Energy and a depositary selected by FX Energy. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. FX Energy will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering.

     The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

     If FX Energy makes a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with FX Energy's approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

REDEMPTION OF DEPOSITARY SHARES

     Whenever FX Energy redeems shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select the depositary shares to be redeemed by lot or pro rata as determined by the depositary.

     Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder's depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and FX Energy will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     FX Energy and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by FX Energy or by the depositary only if:

     - all outstanding depositary shares have been redeemed; or
     - there has been a final distribution of the underlying preferred stock in connection with FX Energy's liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

CHARGES OF DEPOSITARY

     FX Energy will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. FX Energy will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will be required to pay transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering a notice to FX Energy of its election to do so. FX Energy may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. FX Energy must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

MISCELLANEOUS

     The depositary will be required to forward to holders of depositary receipts all reports and communications from FX Energy that FX Energy delivers to the depositary and that FX Energy is required to furnish to the holders of the preferred stock.

     Neither FX Energy nor the depositary will be liable if either is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. FX Energy's obligations and those of the depositary will be limited to performing in good faith their respective duties under the deposit agreement. Neither FX Energy nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. FX Energy and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons they believe to be competent and on documents they believe to be genuine.

                            DESCRIPTION OF WARRANTS

     FX Energy may issue warrants to purchase debt securities ("debt warrants"), preferred stock ("preferred stock warrants"), or common stock ("common stock warrants," and collectively with the preferred stock warrants, the "stock warrants"). FX Energy may issue warrants independently or together with any other securities FX Energy offers pursuant to a prospectus supplement and the warrants may be attached to or separate from the securities. FX Energy will issue each series of warrants under a separate warrant agreement that FX Energy will enter into with a bank or trust company, as warrant agent. FX Energy will describe additional terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement.

DEBT WARRANTS

     FX Energy will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, which may include the following:

     - title of the debt warrants;
     - price or prices at which the debt warrants will be issued;
     - aggregate number of the debt warrants;
     - the designation and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;
     - the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;
     - the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;
     - the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;
     - the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;
     - the maximum or minimum number of the debt warrants that may be exercised at any time;
     - whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;
     - information with respect to book-entry procedures, if any;
     - the currency or currency units in which the offering price, if any, and the exercise price are payable;
     - a discussion of the material United States federal income tax considerations applicable to the exercise of the debt warrants;
     - the antidilution provisions of the debt warrants, if any;
     - the redemption or call provisions, if any, applicable to the debt warrants; and
     - any other terms of the debt warrants, including terms, procedures and limitations relating to the exercise of the debt warrants.

     Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations, and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise.

STOCK WARRANTS

     FX Energy will describe in the applicable prospectus supplement the terms of the preferred stock warrants or common stock warrants being offered, which may include the following:

     - title of the warrants;
     - price or prices at which the warrants will be issued;
     - aggregate number of the warrants issued;
     - the designation and terms of the preferred stock or common stock for which the warrants are exercisable;
     - if applicable, the designation and terms of the preferred stock or common stock with which the warrants are issued and the number of the warrants issued with each share of preferred stock or common stock;
     - if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;
     - the number of shares of preferred stock or common stock purchasable upon exercise of the warrants and the exercise price of the warrants;
     - the date on which the right to exercise the warrants will commence, and the date on which the right will expire;
     - the maximum or minimum number of the warrants which may be exercised at any time;
     - the currency or currency units in which the offering price, if any, and the exercise price are payable;

     - if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;
     - any antidilution provisions of the warrants;
     - any redemption or call provisions applicable to the warrants; and
     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void.

     Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, FX Energy will, as soon as practicable, forward the debt securities or shares of preferred stock or common stock purchasable upon the exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, FX Energy will issue a new warrant certificate for the remaining warrants.

                           DESCRIPTION OF GUARANTEES

     FX Energy may issue guarantees in connection with debt securities offered by any prospectus supplement. The following summary of certain provisions of the guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the form of guaranty that will be filed with the SEC in connection with the offering of guarantees. Each guarantee will be issued pursuant to the indenture. The prospectus supplement for a particular issue of debt securities will describe the terms of the related guarantees, including the following:

     - series of debt securities to which the guarantees apply;
     - whether the guarantees are secured or unsecured;
     - whether the guarantees are conditional or unconditional;
     - whether the guarantees are senior or subordinate to other guarantees or debt;
     - the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and
     - any additional terms of the guarantees.

                              PLAN OF DISTRIBUTION

     FX Energy may sell the offered securities within or outside the United
States:

     - through agents;
     - through underwriters or dealers;
     - directly to one or more purchasers; or
     - through a combination of any such methods of sale.

BY AGENTS

     Offered securities may be sold through agents designated by FX Energy. Unless otherwise indicated in the prospectus supplement, the agents will act on a best efforts basis to solicit purchases for the period of their appointment.

BY UNDERWRITERS OR DEALERS

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise indicated in the prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     FX Energy may also sell the offered securities pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption or exchange of a specified class or series of any securities of FX Energy. In a standby agreement, the underwriter or underwriters would agree either:

     - to purchase from FX Energy up to the number of shares of common stock that would be issuable upon conversion or exchange of all the shares of the class or series of securities of FX Energy at an agreed price per share of common stock; or
     - to purchase from FX Energy up to a specified dollar amount of offered securities at an agreed price per offered security, which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of the common stock or any other security of FX Energy then outstanding.

     The underwriter or underwriters would also agree, if applicable, to convert or exchange any securities of the class or series held or purchased by the underwriter or underwriters into or for common stock or other security of FX

Energy. The underwriter or underwriters may assist in the solicitation of conversions or exchanges by holders of the class or series of securities.

     If dealers are used in the sale of offered securities with respect to which this prospectus is delivered, FX Energy will sell the offered securities to the dealers as principals. The dealers may then resell the offered securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement thereto.

DIRECT SALES; RIGHTS OFFERINGS

     Offered securities may also be sold directly by FX Energy. In this case, no underwriters or agents would be involved. FX Energy may sell offered securities upon the exercise of rights which may be issued to FX Energy's securityholders.

                              GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from FX Energy and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     Representatives of the underwriters through whom the offered securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time.

     FX Energy may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, FX Energy or FX Energy's subsidiaries in the ordinary course of their businesses.

     The offered securities may or may not be listed on a national securities exchange. Any underwriters or agents to or through whom the offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurances can be given that there will be a market for the offered securities.


                                 LEGAL MATTERS

     FX Energy's legal counsel, Kruse, Landa & Maycock, L.L.C., Salt Lake City, Utah, or another counsel named in the prospectus supplement, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of Pricewaterhouse-Coopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The year end independent reserve report dated December 31, 1998, incorporated by reference into this Prospectus by reference from FX Energy's Annual Report on Form 10-K for the year ended December 31, 1998, has been prepared by Larry D. Krause, Billings, Montana, as stated in his report, which is incorporated by reference and has been so incorporated by reference in reliance and upon such report given on the authority of that firm as experts in oil and gas engineering.

-----------------------------------
        TABLE OF CONTENTS
-----------------------------------                       FX ENERGY, INC.
SECTION                        PAGE
---------------------          ----
ABOUT THIS PROSPECTUS.............7
SUMMARY                           9                        $100,000,000
WHERE YOU CAN FIND MORE INFORMATION
  ...............................12
USE OF PROCEEDS..................13                       DEBT SECURITIES
RATIOS OF EARNINGS TO FIXED CHARGES                        COMMON STOCK
 AND EARNINGS TO FIXED CHARGES AND                        PREFERRED STOCK
 PREFERRED.STOCK.DIVIDENDS.......14                      DEPOSITARY SHARES
DESCRIPTION OF DEBT SECURITIES...15                          WARRANTS
DESCRIPTION OF CAPITAL STOCK.....31               GUARANTEES OF DEBT SECURITIES
DESCRIPTION OF DEPOSITARY SHARES.36
DESCRIPTION OF WARRANTS..........41
DESCRIPTION OF GUARANTEES........44
GENERAL INFORMATION..............48
LEGAL MATTERS....................49
EXPERTS..........................49

Investors should rely on the                                 PROSPECTUS
information contained in this
prospectus.  FX Energy has not
authorized anyone to provide
different information.  This                                JUNE 11, 1999
Prospectus does not constitute an
offer to sell or the solicitation of
an offer to buy any securities covered
by this Prospectus in any state or
other jurisdiction to any person to
whom it is unlawful to make such offer
or soliciation in such state or
jurisdiction.




                                    PART  II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
            -------------------------------------------------------

             ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
            -------------------------------------------------------

     The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee..  $   27,800
Legal fees...........................................     125,000
State "blue sky" fees and expenses (including
attorneys' fees).....................................       5,000
Accounting fees and expenses.........................      50,000
Transfer agent fees and expenses.....................      10,000
Printing and engraving expenses......................      35,000
Listing fees.........................................      17,500
Miscellaneous........................................       9,700
                                                      -----------
                                              Total   $   280,000
                                                      ===========

     All expenses, except the SEC registration fee, are estimates.

              ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 78.037 and 78.751 of the Nevada Revised Statutes and "ARTICLE VII. INDEMNIFICATION OF DIRECTORS AND OFFICERS" of the Registrant's articles of incorporation provide for indemnification of the Registrant's directors and officers and the limitation of liability thereon in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is contrary to public policy as expressed in the Securities Act and, therefore, is unenforceable. (See "ITEM 17.
UNDERTAKINGS.")


                               ITEM 16.  EXHIBITS

     The following documents are included as exhibits to this Registration Statement, pursuant to item 601 of regulation S-K.

            SEC
EXHIBIT  REFERENCE
 NUMBER    NUMBER                TITLE OF DOCUMENT                 LOCATION
-------  ---------   ----------------------------------------   --------------
ITEM 1.              UNDERWRITING AGREEMENT
--------------------------------------------------------
  1.1        1       Form of Underwriting Agreement              To be filed *

ITEM 4.              INSTRUMENTS DEFINING THE RIGHTS OF
                      SECURITY HOLDERS
--------------------------------------------------------
  4.1        4        Form of Designation of Rights,              Incorporated by
                      Privileges, and Preferences of Series A     Reference(1)
                      Preferred Stock
  4.2        4        Form of Rights Agreement dated as of        Incorporated by
                      April 4, 1997, between FX Energy and        Reference(1)
                      Fidelity Transfer Corp.
  4.3        4        Form of Indenture between FX Energy and     This Filing
                      one or more commercial banks, as trustee
  4.4        4        Form of Senior Debt Security                To be filed *
  4.5        4        Form of Subordinated Debt Security          To be filed *
  4.6        4        Form of Deposit Agreement                   To be filed *
  4.7        4        Form of Depositary Receipt                  To be filed *
  4.8        4        Form of Warrant Agreement                   To be filed *
  4.9        4        Form of Warrant Certificate                 To be filed *
  4.10       4        Form of Guaranty                            To be filed *

ITEM 5.              OPINION RE: LEGALITY
--------------------------------------------------------
  5.1        5       Opinion of Kruse, Landa & Maycock, LLC, as  This Filing
                      to the legality of the securities to be
                      registered

ITEM 12.             COMPUTATION OF RATIOS OF EARNINGS
--------------------------------------------------------

  12.1       12      Computation of Ratios of Earnings to Fixed  This Filing
                      Charges and Earnings to Fixed Charges and
                      Preferred Stock Dividends

ITEM 23.             CONSENTS OF EXPERTS AND COUNSEL
--------------------------------------------------------
  23.1       23      Consent of PricewaterhouseCoopers LLP,      This Filing
                      independent accountants
  23.2       23      Consent of Larry D. Krause, Petroleum       This Filing
                      Engineer
  23.3       23      Consent of Kruse, Landa & Maycock, LLC      Included in
                                                                  Exhibit 5.1

ITEM 24.             POWER OF ATTORNEY
--------------------------------------------------------
  24.1       24      Power of Attorney                           Signature Page


ITEM 25.             STATEMENT OF ELIGIBILITY OF TRUSTEE
--------------------------------------------------------
  25.1       25      Form T-1 Statement for Eligibility under    To be filed *
                      Trust Indenture Act of 1939 of Trustee

-----------------
*  To be filed in an exhibit to this registration statement or as an exhibit to a current report on Form 8-K.

(1)Incorporated by reference from the report on Form 8-K dated April 4, 1997.


                             ITEM 17.  UNDERTAKINGS

RULE 415 OFFERINGS: POST-EFFECTIVE AMENDMENTS.  [Regulation S-K, Item 512(a)]

     The undersigned Registrant will:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE [Regulation
S-K, Item 512(b)]

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INCORPORATED ANNUAL AND QUARTERLY REPORTS [Regulation S-K, Item 512(e)]

      The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide interim financial information required to be presented Article 3 of Regulation S-X.

INDEMNIFICATION.  [Regulation S-K, Item 512(h)]

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities
(other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ELIGIBILITY OF TRUSTEE [Regulation S-K, Item 512(j)]

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 11th day of June 1999.

                                          FX ENERGY, INC.
                                          (Registrant)


                                         By /s/ David N. Pierce, President


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David N. Pierce and Andrew W. Pierce, and each of them, with power of substitution, as his attorney-in-fact for him, in all capacities, to sign any amendments to this Registration Statement and to file the same with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration
Statement has been signed below by the following persons in the capacities indicated on the 11th day of June 1999.


/s/ David N. Pierce,  Director and
President
(Principal Executive and Financial
Officer)


/s/ Andrew W. Pierce, Director


Jerzy B. Maciolek, Director


/s/ Thomas B. Lovejoy, Director


/s/ Peter Raven, Director


Jay W. Decker, Director


/s/ Scott J. Duncan, Director


/s/ Dennis L. Tatum, Treasurer
(Principal Accounting Officer)



